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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                                 PLAN OF MERGER

                                       AND

                              ACQUISITION AGREEMENT

                                  BY AND AMONG

                       EXTENDICARE HEALTH SERVICES, INC.,

                             ALPHA ACQUISITION, INC.

                                       AND

                         ASSISTED LIVING CONCEPTS, INC.

                                                                NOVEMBER 4, 2004

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                                TABLE OF CONTENTS

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                                                                                                              PAGE
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Article 1 The Merger..................................................................................          1
   1.1      The Merger................................................................................          1
   1.2      The Closing...............................................................................          2
   1.3      Effective Time............................................................................          2
   1.4      Effect of the Merger......................................................................          2
   1.5      Effect on Capital Stock...................................................................          2
   1.6      Articles of Incorporation and Bylaws of the Surviving Corporation.........................          3
   1.7      Directors and Officers....................................................................          3
   1.8      Assets, Liabilities, Reserves and Accounts................................................          3
   1.9      Exchange of Certificates..................................................................          4
   1.10     Effect of the Merger on Stock Options.....................................................          6
   1.11     Stockholders' Meeting.....................................................................          7

Article 2 Representations and Warranties of the Acquiring Companies...................................          8
   2.1      Organization..............................................................................          8
   2.2      Authority.................................................................................          8
   2.3      Noncontravention; Required Filings and Consents...........................................          8
   2.4      Advisors' and Brokers' Fees...............................................................          9
   2.5      Sufficient Funds..........................................................................          9
   2.6      No Share Ownership........................................................................          9

Article 3 Representations and Warranties of The Company...............................................          9
   3.1      Organization, Qualification, and Corporate Power..........................................          9
   3.2      Subsidiaries..............................................................................         10
   3.3      Authority.................................................................................         10
   3.4      Noncontravention; Required Filings and Consents...........................................         10
   3.5      Capitalization............................................................................         11
   3.6      Contracts.................................................................................         11
   3.7      Insurance.................................................................................         12
   3.8      Financial Statements; Fees................................................................         12
   3.9      SEC Filings...............................................................................         13
   3.10     Certain Events............................................................................         13
   3.11     Property..................................................................................         14
   3.12     Compliance with Laws......................................................................         16
   3.13     Company Permits...........................................................................         17
   3.14     Tax Matters...............................................................................         18
   3.15     Litigation................................................................................         18
   3.16     Benefit Plans and Arrangements............................................................         18
   3.17     Security Interests........................................................................         20
   3.18     Labor.....................................................................................         20
   3.19     Board Recommendation......................................................................         20
   3.20     Opinion of Financial Advisor..............................................................         21
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
   3.21     Brokers or Finders........................................................................         21
   3.22     Inapplicability of Anti-takeover Defense Provisions.......................................         21
   3.23     Rights Agreement..........................................................................         21

Article 4 Pre-Closing Covenants.......................................................................         21
   4.1      Notices and Consents......................................................................         21
   4.2      Responsibility of Acquiring Companies in Connection with Antitrust Matters................         21
   4.3      Conduct of the Business of the Company and its Subsidiaries...............................         22
   4.4      Access....................................................................................         24
   4.5      Confidentiality Agreement.................................................................         24
   4.6      Further Actions...........................................................................         24
   4.7      No Solicitation...........................................................................         24
   4.8      Fees and Expenses.........................................................................         27

Article 5 Post-Closing Covenants......................................................................         28
   5.1      Employee Benefit Plans and Practices......................................................         28
   5.2      Indemnification; Directors' and Officers' Insurance.......................................         29
   5.3      No Stockholders Liability.................................................................         30

Article 6 Conditions to Obligation to Close...........................................................         31
   6.1      Conditions to Obligation of the Acquiring Companies.......................................         31
   6.2      Conditions to Obligation of the Company...................................................         32

Article 7 Termination.................................................................................         33
   7.1      Termination of Agreement..................................................................         33
   7.2      Effect of Termination.....................................................................         34

Article 8 Miscellaneous...............................................................................         34
   8.1      Press Releases and Public Announcements...................................................         34
   8.2      No Third-Party Beneficiaries..............................................................         35
   8.3      Entire Agreement..........................................................................         35
   8.4      Successors and Assigns....................................................................         35
   8.5      Counterparts..............................................................................         35
   8.6      Headings..................................................................................         35
   8.7      Notices...................................................................................         35
   8.8      Termination of Company's Representations..................................................         36
   8.9      Governing Law.............................................................................         36
   8.10     Amendments and Waivers....................................................................         36
   8.11     Severability..............................................................................         36
   8.12     Construction..............................................................................         36
   8.13     Further Assurances........................................................................         37

ANNEX A - Definitions
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                    PLAN OF MERGER AND ACQUISITION AGREEMENT

         This PLAN OF MERGER AND ACQUISITION AGREEMENT (this "Agreement") is entered into as of November 4, 2004 by and among EXTENDICARE HEALTH SERVICES, Inc., a Delaware corporation (the "Buyer"); ALPHA ACQUISITION, INC., a Nevada corporation and a wholly-owned subsidiary of the Buyer ("Alpha Acquisition") having its principal office at 111 West Michigan Street, Milwaukee, Wisconsin 53203 (the Buyer and Alpha Acquisition are referred to herein collectively as the "Acquiring Companies" and individually as an "Acquiring Company"); and ASSISTED LIVING CONCEPTS, INC., a Nevada corporation (the "Company") having its principal office at 1349 Empire Central, Suite 900, Dallas, Texas 75247. The Acquiring Companies and the Company are referred to collectively herein as the "Parties" and individually as a "Party." Capitalized terms used herein shall have the meanings set forth therefor in Annex A.

                                    RECITALS:

         A. The respective boards of directors of the Acquiring Companies and the Company have approved this Agreement and the merger of Alpha Acquisition with and into the Company (the "Merger"), in accordance with Chapter 92A of the Nevada Revised Statutes (the "Nevada Act") and upon the terms and subject to the conditions hereof, whereby each Share issued and outstanding prior to the Merger will be converted into the right to receive the Per Share Merger Consideration provided for herein.

         B. The board of directors of the Company has determined that the Merger is fair to and in the best interests of the Company and its stockholders.

         C. The Acquiring Companies and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree that the foregoing recitals are true and correct and further agree as follows:

                                    ARTICLE 1
                                   THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Act, Alpha Acquisition shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Alpha Acquisition shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") as a corporation incorporated and existing under the laws of the State of Nevada under the name "Alpha, Inc.", and the Surviving Corporation shall succeed to and assume all of the rights and obligations of Alpha Acquisition and shall continue to hold all rights and obligations of the Company as in effect prior to the Merger, all in accordance with the Nevada Act.

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         1.2 THE CLOSING. The closing of the Merger (the "Closing") shall take place on a date to be specified by the Parties (the "Closing Date"), which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, at the offices of Andrews Kurth LLP in Houston, Texas, unless another date or place is agreed to in writing by the Parties.

         1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, the Company and Alpha Acquisition shall file with the Secretary of State of the State of Nevada Articles of Merger (the "Articles of Merger") executed in accordance with the relevant provisions of the Nevada Act and shall make all other filings or recordings required under the Nevada Act to effect the Merger as soon as practicable on or before the Closing Date. The Merger shall become effective at such time as the Articles of Merger are duly filed with and accepted by the Secretary of State of the State of Nevada, or at such later time as the Acquiring Companies and the Company shall agree and shall specify in the Articles of Merger (the "Effective Time").

         1.4 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and the Nevada Act. Without limiting the generality of the foregoing, and subject to the Nevada Act and to any other applicable laws, at the Effective Time, all of the properties, rights, privileges, powers, franchises and licenses of Alpha Acquisition shall vest in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred; all debts, liabilities, obligations, restrictions and duties of Alpha Acquisition shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation; all properties, rights, privileges, powers, franchises and licenses of the Company shall remain and continue in the Company, as the Surviving Corporation, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred; and all debts, liabilities, obligations, restrictions and duties of the Company shall remain and continue as debts, liabilities, obligations, restrictions and duties of the Company, as the Surviving Corporation.

         1.5 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of any holder of the Shares or the holder of the shares of common stock of Alpha Acquisition, as of the Effective Time:

                  (a) COMMON STOCK. Each share of common stock, par value $1.00 per share, of Alpha Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                  (b) CONVERSION OF THE COMPANY SHARES. Each Share issued and outstanding as of the Effective Time (other than any Shares (i) held by the Acquiring Companies, (ii) held by any wholly-owned Subsidiary of the Acquiring Companies, (iii) in the treasury of the Company or (iv) held by any wholly-owned Subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares) shall automatically be converted into the right to receive US$18.50 in cash (the "Per Share Merger Consideration"). The aggregate amount of the Per Share Merger Consideration in respect of all Shares entitled thereto,

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         and the aggregate amount payable to holders of Stock Options pursuant to Section 1.10, are collectively referred to as the "Merger Consideration."

                  (c) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who was entitled to demand, and has validly demanded, dissenter's rights in accordance with Section 92A of the Nevada Act (the "Dissenting Shares") shall not be converted into the right to receive the Per Share Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's dissenter's rights under the Nevada Act but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the Nevada Act. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's dissenter's rights, then each of such holder's Shares shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with Section 1.5(b).

                  (d) CANCELLATION OF SHARES. As of the Effective Time, all Shares that are issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any Shares outstanding immediately prior to the Effective Time being converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.5(b) (each a "Certificate" and collectively, the "Certificates") shall cease to have any rights with respect thereto, except the right to receive a cash amount equal to the Per Share Merger Consideration multiplied by the number of Shares formerly represented by the Certificate, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 1.9(b).

         1.6 ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. From the Effective Time until thereafter amended as provided by law, the articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation.

         1.7 DIRECTORS AND OFFICERS.

                  (a) The directors of Alpha Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

                  (b) From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

         1.8 ASSETS, LIABILITIES, RESERVES AND ACCOUNTS. At the Effective Time, the assets, liabilities, reserves and accounts of Alpha Acquisition and the Company shall be taken up on the

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books of the Surviving Corporation in such manner as may be appropriate to give effect to the Merger in accordance with GAAP.

         1.9 EXCHANGE OF CERTIFICATES.

                  (a) PAYING AGENT; PAYMENT OF MERGER CONSIDERATION. Prior to the Effective Time, the Buyer shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration for the benefit of the Stockholders and the Option Holders. On or before the Closing, the Buyer shall deposit (or cause to be deposited) the Merger Consideration (such cash consideration being hereinafter referred to as the "Merger Fund") with the Paying Agent for the benefit of the Stockholders and the Option Holders. The Merger Fund shall not include Per Share Merger Consideration for any Dissenting Shares, and the holders of Dissenting Shares shall not be entitled to receive payment of the Per Share Merger Consideration related to such Dissenting Shares from the Merger Fund. The Paying Agent shall, pursuant to irrevocable instructions of the Buyer given on the Closing Date, transfer to the Surviving Corporation such amount as is necessary to pay the Option Holders all amounts due to them under Section 1.10 and to make other payments of the Merger Consideration out of the Merger Fund. The Merger Fund shall not be used for any other purpose.

                  (b) EXCHANGE PROCEDURES. Promptly after the Effective Time (but not later than five (5) Business Days after the date on which the Effective Time occurs), the Buyer shall cause the Paying Agent to mail or deliver to each Person who was, at the Effective Time, a holder of record of Shares and whose Shares are being converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.5(b) a letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in a form and have such other provisions as the Buyer may reasonably specify) containing instructions for use by holders of Certificates to effect the exchange of their Certificates for the Per Share Merger Consideration as provided herein. As soon as practicable after the Effective Time, each holder of an outstanding Certificate or Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates and such letter of transmittal duly executed and completed in accordance with the instructions thereto (together with such other documents as the Paying Agent may reasonably request) and acceptance thereof by the Paying Agent (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement (it being understood that any references herein to "Certificates" shall be deemed to include references to book-entry account statements relating to the ownership of Shares), be entitled to an amount of cash (payable by check) equal to the Per Share Merger Consideration multiplied by the number of Shares formerly represented by such Certificate or Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If cash is to be remitted to a Person other than the Person in whose name the Certificate surrendered for exchange is registered, it shall be a condition of such

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         exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.9(b), at any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Per Share Merger Consideration upon such surrender as contemplated by
         Section 1.5. No interest shall be paid or shall accrue on any cash payable as Per Share Merger Consideration.

                  (c) NO FURTHER OWNERSHIP RIGHTS IN SHARES EXCHANGED FOR CASH. All cash paid upon the surrender for exchange of Certificates formerly representing Shares in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, then they shall be cancelled and exchanged as provided in this Article 1.

                  (d) TERMINATION OF MERGER FUND. Any portion of the Merger Fund which remains undistributed to the holders of Certificates for twelve
         (12) months after the Effective Time shall be delivered to the Buyer, and any holders of Certificates who have not theretofore complied with this Article 1 shall thereafter look only to the Buyer for payment of the Merger Consideration, subject to escheat and abandoned property and similar laws.

                  (e) NO LIABILITY. None of the Parties or the Paying Agent shall be liable to any Person in respect of any cash from the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) INVESTMENT OF MERGER FUND. The Paying Agent shall invest any cash in the Merger Fund, as directed by the Buyer; provided, however, that such investments shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments shall be paid to the Buyer.

                  (g) WITHHOLDING RIGHTS. The Buyer or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as the Buyer or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Buyer or the Paying Agent, such withheld amounts shall

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         be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Buyer or the Paying Agent.

                  (h) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such Person of a bond in such reasonable amount as the Buyer may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable pursuant to this Agreement.

         1.10 EFFECT OF THE MERGER ON STOCK OPTIONS.

                  (a) VESTING OF STOCK OPTIONS. Subject to the applicable provisions of the Stock Plan, at, or immediately prior to, the Effective Time, the board of directors of the Company or any committee administering the Stock Plan shall take all actions necessary, and obtain all consents necessary, if any, so that all outstanding Stock Options heretofore granted under the Stock Plan shall become fully vested and exercisable at the Effective Time and shall be cancelled in exchange for the right to receive a cash payment from the Acquiring Companies of an amount equal to (i) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price per share of the Shares subject to such Stock Option, multiplied by (ii) the number of Shares for which such Stock Option shall not theretofore have been exercised. Promptly after the Effective Time (but not later than five
         (5) business days after the date on which the Effective Time occurs), the Acquiring Companies shall pay the Option Holders the cash payments specified in this Section 1.10(a).

                  (b) TERMINATION OF THE STOCK PLAN. The Stock Plan shall terminate as of the Effective Time, and the provisions in any other agreement, arrangement or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company in connection with such Stock Plan shall be of no further force and effect as of the Effective Time, and the Company shall take such actions to ensure that following the Effective Time no Option Holder or any participant in or a party to the Stock Plan or other agreement, arrangement or benefit plan shall have any right thereunder to acquire any capital stock or any interest in respect of any capital stock of the Surviving Corporation.

                  (c) WITHHOLDING RIGHTS. The Acquiring Companies will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 1.10 to any Option Holder such amounts as the Acquiring Companies are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Acquiring Companies, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding was made by the Acquiring Companies.

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         1.11 STOCKHOLDERS' MEETING.

                  (a) If required by the Company's articles of incorporation and/or any other applicable laws in order to consummate the Merger, the Company, acting through its board of directors, shall, in accordance with applicable laws:

                           (i) promptly prepare and file with the SEC a
                  preliminary information or proxy statement relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with the Buyer, respond promptly to any comments made by the SEC with respect to the preliminary information or proxy statement and, subject to compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and SEC rules and regulations promulgated thereunder, cause a notice of a special meeting and a definitive information or proxy statement (the "Proxy Statement") to be mailed to the Stockholders no later than the time required by applicable laws and the articles of incorporation and bylaws of the Company, and (y) subject to
                  Section 4.7, seek to obtain the necessary approvals of the Merger and this Agreement by the Stockholders;

                           (ii) duly call, give notice of, convene and hold a
                  special meeting of the Stockholders (the "Stockholders' Meeting") as soon as practicable after the date on which the Proxy Statement has been mailed to the Stockholders for the purpose of considering and taking action upon the Merger and this Agreement; and

                           (iii) subject to Section 4.7, include in the Proxy
                  Statement the recommendation of the Company's board of directors that the Stockholders vote in favor of the approval of the Merger and the adoption of this Agreement.

                  (b) If, at any time prior to the Stockholders' Meeting, any event shall occur relating to the Company or the transactions contemplated by this Agreement that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly notify in writing the Buyer of such event. In such case, the Company, with the cooperation of the Buyer, shall promptly prepare, file with the SEC and mail such amendment or supplement.

                  (c) The Acquiring Companies shall furnish to the Company the information relating to the Acquiring Companies required under the Exchange Act and SEC rules and regulations promulgated thereunder to be set forth in the Proxy Statement and any amendments or supplements thereto.

                  (d) The Company shall consult with the Buyer with respect to the Proxy Statement, and any amendments or supplements thereto, and shall afford the Buyer reasonable opportunity to comment thereon prior to finalization of the Proxy Statement. The Company agrees to notify the Buyer at least three (3) Business Days prior to the mailing of the Proxy Statement, or any amendments or supplements thereto, to the Stockholders.

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                  (e) The Buyer agrees that it will (i) vote, or cause to be voted, all of the Shares, if any, owned by it and (ii) take, or cause to be taken, all corporate actions necessary for it to adopt and approve the Merger and this Agreement.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                           OF THE ACQUIRING COMPANIES

         Each Acquiring Company hereby jointly and severally represents and warrants to the Company that the statements contained in this Article 2 are true and correct as of the date of this Agreement:

         2.1 ORGANIZATION. Each Acquiring Company is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all corporate powers and authority required to own, lease and operate its respective properties and carry on its respective businesses as now conducted. Each Acquiring Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Acquiring Company.

         2.2 AUTHORITY. Each Acquiring Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Acquiring Company and the consummation by each Acquiring Company of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Buyer and Alpha Acquisition and, immediately after the execution and delivery of this Agreement, will be duly and validly authorized and approved, by the sole stockholder of Alpha Acquisition, and no other corporate proceedings on the part of either Acquiring Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Acquiring Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each Acquiring Company enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         2.3 NONCONTRAVENTION; REQUIRED FILINGS AND CONSENTS. Neither the execution and the delivery of this Agreement by either of the Acquiring Companies, nor the consummation of the transactions contemplated hereby by either of the Acquiring Companies, will violate any statute, regulation, law, rule, injunction, judgment, order, decree or ruling of any Governmental Entity to which either Acquiring Company is subject, or contravene or conflict with any provision of their respective charters or bylaws, except any such violation, contravention or conflict that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Acquiring Company. Except for (i) the filings contemplated by

Section 1.3, (ii) the notification filing required under the Hart-Scott-Rodino Act, (iii) any filings required to be made with the SEC and (iv) the filing of any required notices, applications or other filings with any Governmental Entities related to the Company Permits or to the Company's and/or its Subsidiaries' continued participation in any Governmental Entities' third party payor programs (the "Medicaid Waiver Programs"), neither Acquiring Company is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

         2.4 ADVISORS' AND BROKERS' FEES. The Acquiring Companies will pay all fees and charges of any advisor or broker retained by them in connection with the transactions contemplated by this Agreement.

         2.5 SUFFICIENT FUNDS. The Acquiring Companies have, and at all times will continue to have, sufficient funds available to pay the Merger Consideration (including the consideration payable pursuant to Section 1.10 hereof) and to perform their other obligations pursuant to this Agreement. The Acquiring Companies have identified on Schedule 2.5 the source of funds to be used for the Merger Consideration, and no financing approvals or consents are needed with respect to the availability of such funds for the purposes intended therefor pursuant to this Agreement.

         2.6 NO SHARE OWNERSHIP. As of the date of this Agreement, neither of the Acquiring Companies beneficially owns (as such term is defined in Rule 13d-3 of the Exchange Act) any Shares.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company represents and warrants to the Acquiring Companies that, except as set forth in Schedules 3.1 to 3.23, inclusive, (the "Company Disclosure Schedules") that correspond with the Sections of this Article 3, the statements contained in this Article 3 are true and correct as of the date of this Agreement; provided, however, that the mere inclusion of an item on the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed to be an admission by the Company that such item is or was material or is or was required to be disclosed thereon. Any matter disclosed, or as to which any exception is made, in any item on the Company Disclosure Schedules shall constitute an exception to each representation and warranty under this Agreement where the applicability of the disclosed matter or circumstance to the representation or warranty in question is reasonably apparent.

         3.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all corporate powers and authority required to own, lease and operate its properties and carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and correct list of every jurisdiction in which the Company and each of its Subsidiaries are incorporated or qualified to do business as a foreign corporation is set forth on Schedule 3.1. The Company has made available to the Buyer correct and complete copies of its articles of incorporation and bylaws as amended to date. The Company is not in default under, or in violation of, the provisions of its articles of incorporation or bylaws.

         3.2 SUBSIDIARIES. All Subsidiaries of the Company, and holders of their respective outstanding capital stock or other equity interests, are identified on Schedule 3.2. Each Subsidiary of the Company is a corporation or limited partnership duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has all corporate or partnership powers and authority required to own, lease and operate its properties and carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to the Buyer complete and correct copies of the charter, certificate of limited partnership, bylaws, partnership agreement or other organizational or similar charter-type documents, each as amended to date, of each of its Subsidiaries. No Subsidiary of the Company is in default under, or in violation of, the provisions of its respective charter, certificate of limited partnership, bylaws, partnership agreement or other similar organizational or similar charter-type documents.

         3.3 AUTHORITY. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than the approval and adoption of the Merger and this Agreement by the Stockholders to the extent required by the Company's articles of incorporation and by applicable laws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by the Acquiring Companies, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         3.4 NONCONTRAVENTION; REQUIRED FILINGS AND CONSENTS. Neither the execution and the delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will (a) contravene or conflict with any provision of the articles of incorporation or bylaws of the Company or (b) violate any statute, regulation, law, rule, injunction, judgment, order, decree or ruling of any Governmental Entity to which the Company is subject, except in the case of the foregoing clause (b) any such violation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for (i) the filings contemplated by Section 1.3,
(ii) the notification filing required under the Hart-Scott-Rodino Act, (iii) any filings required to be made with the SEC and (iv) any filings required to be made with any Governmental Entities related to the Company Permits or to the Company's and/or its Subsidiaries' continued participation in any Governmental Entities' Medicaid Waiver Programs, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity (other than lenders under financing arrangements) in order to consummate the transactions contemplated by this Agreement.

         3.5 CAPITALIZATION. The entire authorized capital stock of the Company is as set forth on Schedule 3.5, and no Shares other than those reflected on such Schedule as being currently outstanding have been issued since January 1, 2002. There are no bonds, debentures, notes or other indebtedness having general voting rights similar to the voting rights of the Shares (or convertible into Shares having such rights) ("Voting Debt") of the Company or any of the Subsidiaries of the Company issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments of any character, relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries, except for the Stock Options set forth on Schedule 3.5 (which Schedule includes the grant date and exercise price of each Stock Option). Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock or other equity interests of the Company or any of its Subsidiaries. All of the outstanding Shares are, and all Shares which may be issued pursuant to the exercise of outstanding Stock Options will be (when issued in accordance with the respective terms thereof), duly authorized, validly issued, fully paid and nonassessable, and such Shares were not issued in violation of any laws. Each of the outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and was not issued in violation of any laws, and such shares are owned by the Company or by another Subsidiary of the Company free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind. To the Company's Knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

         3.6 CONTRACTS. Schedule 3.6 contains, as of the date of this Agreement, a complete and accurate listing of all Contracts that (i) involve consideration or other expenditure in excess of $100,000, (ii) involve consideration or other expenditure in excess of $30,000 annually and are not terminable at the will of the Company within three years without penalty, and (iii) involve the referral of residents to or by the Company. The Company has made available to the Buyer true and correct copies of all such Contracts. There are no existing breaches or defaults by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party to a Contract, under any Contract, other than breaches or defaults which would not have a Material Adverse Effect and, to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute a breach or default of any Contract, other than breaches or defaults which would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any stockholders' rights agreement or similar anti-takeover agreement.

         3.7 INSURANCE. Set forth on Schedule 3.7 is a complete and correct list of all policies of fire, liability, product liability, professional liability, environmental impairment, workers compensation, health, medical, director and officer liability and other forms of insurance presently in effect with respect to the business and properties of the Company and its Subsidiaries (each a "Policy" and collectively, the "Policies"). The Company has made available to the Buyer true and correct copies of all of the Policies. The Company and each of its Subsidiaries is, and has been continuously since January 1, 2002, insured with the insurers listed on Schedule 3.7. Neither the Company nor any Subsidiary of the Company has received any notice of cancellation or termination with respect to any material Policy of the Company or any of its Subsidiaries. The Company and its Subsidiaries have duly and timely made all claims that they have been entitled to make under each Policy, other than such claims, the failure of which to make has not had, and could not reasonably be expected to have, a Material Adverse Effect. There is no claim pending by the Company or any of its Subsidiaries under any Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies, and, to the Knowledge of the Company, there is no basis for denial of any claim under any Policy as a result of the applications and information provided by the Company to obtain such Policies. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing any Policy that insurance rates therefore will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such Policy.

         3.8 FINANCIAL STATEMENTS; FEES.

                  (a) FINANCIAL STATEMENTS. The Company has made available to the Buyer the audited balance sheets, statements of operations/income, statements of stockholders' equity and statements of cash flows, including the notes thereto, of the Company as of and for the fiscal years ended December 31, 2002 and 2003 (the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods. As of the date of the Company's financial statements filed with its most recent Quarterly Report on Form 10-Q (the "Report Date"), neither the Company nor any of its Subsidiaries had any liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise) that are required to be reflected, disclosed or reserved against in a balance sheet prepared in accordance with GAAP that were not reflected, disclosed or reserved against in the Financial Statements, the Company SEC Documents or otherwise disclosed on Schedule 3.8(a).

                  (b) FEES. Set forth on Schedule 3.8(b) is a complete and correct list of all payments (including the dollar amounts thereof) that are required to be paid, or may be paid, to directors, officers, employees, representatives or other agents of the Company (other than payments to be made pursuant to Section 1.10 in respect of Stock Options) as a result of the Company's execution of this Agreement or the consummation of the

         Merger, including fees, severance payments (whether containing a single or double trigger relating to any change in control) and other similar payments.

         3.9 SEC FILINGS. Available in the SEC's online EDGAR database is a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 2002 (the "Company SEC Documents"), which are all of the documents that the Company was required to file with the SEC since January 1, 2002. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.10 CERTAIN EVENTS. Except as otherwise disclosed in the Company SEC Documents, since December 31, 2003 to the date of this Agreement, there has not been any Material Adverse Change. In addition, since June 30, 2004, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practices and there has not been, directly or indirectly, any:

                  (a) capital expenditure by the Company or any of its Subsidiaries, in any single transaction or series of transactions relating to a single project, exceeding $1.5 million;

                  (b) destruction, damage to, or loss of any assets of the Company or any of its Subsidiaries exceeding $1.5 million;

                  (c) change in accounting methods, principles or practices (including, without limitation, any change in depreciation or amortization policies) by the Company and its Subsidiaries, except insofar as such changes are (i) required by a change in GAAP or (ii) not required to be disclosed by GAAP;

                  (d) sale or transfer of any assets of the Company or its Subsidiaries having a value in excess of $1.5 million, in any single transaction or series of related transactions;

                  (e) employment agreement or agreements entered into by the Company or any Subsidiary of the Company pursuant to which the employee is employed otherwise than at will;

                  (f) payment or granting by the Company or any of its Subsidiaries of any increase in compensation to any director or executive officer of the Company or, except as consistent with past practices, any employee of the Company or its Subsidiaries;

                  (g) granting by the Company or any of its Subsidiaries to any of its respective directors, executive officers or employees of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect prior to the date of this Agreement;

                  (h) adoption or increase in payments to, or benefits under, any of the Benefit Plans of the Company;

                  (i) declaration or payment of any dividend or any other distribution in respect of the Company's capital stock or any direct or indirect redemption, purchase or other acquisition of any such stock of the Company; or

                  (j) agreement or commitment to do any of the things described in the preceding clauses (a) through (i).

         3.11 PROPERTY.

                  (a) A complete and accurate list of all of the real property owned by the Company and its Subsidiaries is set forth on Schedule 3.11(a) (collectively, the "Owned Real Property").

                  (b) A complete and accurate list of all of the real property that is leased by the Company and its Subsidiaries is set forth on
         Schedule 3.11(b) (collectively, the "Leased Real Property") (the Owned Real Property and the Leased Real Property are collectively referred to herein as the "Property").

                  (c) The Company and its Subsidiaries have good and marketable title to all of their non-leased machinery, equipment, furniture and other tangible assets located on the Property ("Tangible Property"), except those subject to Permitted Liens. To the actual knowledge of the chief executive officer, chief operating officer and chief financial officer of the Company, the Tangible Property located on the Property is in good operating condition and repair, reasonable wear and tear excepted.

                  (d) To the actual knowledge of the chief executive officer, chief operating officer and chief financial officer of the Company, all of the buildings and improvements located on the Property are structurally sound, and all mechanical, electrical, heating, air conditioning, drainage, sewer, water and plumbing systems are in proper working order, reasonable wear and tear excepted, and are usable in the ordinary course of business and adequate and suitable for their intended use.

                  (e) There are no contracts or options to sell the Owned Real Property or any portion of the Owned Real Property which have been executed by the Company and its Subsidiaries.

                  (f) The Company has made available to the Acquiring Companies true and correct copies of all of the leases, including all amendments to such leases, under which the Company has possession of the Leased Real Property (the "Leases").

                  (g) There is no action or proceeding instituted or pending, or to the Knowledge of the Company, threatened or contemplated for eminent domain or for condemnation of the Property.

                  (h) The Company or one of its Subsidiaries has fee title to the Owned Real Property and a leasehold interest in the Leased Real Property, as provided in the applicable Lease, in each case, free and clear of all liens, encumbrances and defects, except for (i) liens, encumbrances, defects, exceptions, easements, rights of way, restrictions, covenants, claims or other similar charges, which have not, individually or in the aggregate, had a Material Adverse Effect,
         (ii) taxes or assessments, special or otherwise, not due and payable or being contested in good faith, (iii) standard exceptions which would be contained in an ALTA Form extended coverage owner's policy of title insurance (or the locally available form of title insurance policy, as applicable), (iv) rights of parties in possession, including residents, beauticians and physical therapists, (v) any discrepancies, conflicts or boundary lines, shortages in area, encroachments, or any other facts which an accurate survey would disclose, the existence of which have not materially interfered with the continued use of the Property consistent with the current use thereof, (vi) matters referred to in
         Schedule 3.11(h) and (vii) any exceptions to title contained in a title policy listed on Schedule 3.11(h) (collectively, (i) through (vii), the "Permitted Liens").

                  (i) Except for those matters that do not have, and would not reasonably be expected to have, a Material Adverse Effect: (i) all activities and operations of the Company and its Subsidiaries since January 1, 2002 have been and are being conducted in compliance with all Hazardous Substances Laws; (ii) since January 1, 2002, the Company has not received any written notice from any Governmental Entity or other Person that there exists any violation of any Hazardous Substances Laws associated with the Company or its Subsidiaries, their properties, activities or operations; (iii) there are no Hazardous Substances present on, in or under the Property, and no discharge, spillage, uncontrolled loss, seepage or filtration of Hazardous Substances has occurred on, in or under the Property since January 1, 2002; (iv) there is no condition on the Property for which the Company or any of its Subsidiaries has an obligation to undertake any remedial action pursuant to Hazardous Substances Laws; and (v) there are no underground storage tanks currently, or historically, located on, at or under the Property. For purposes hereof, "Hazardous Substances" means, without limitation (1) those substances included within definitions of any one or more of the terms "Hazardous Substance," "Hazardous Waste," "Toxic Substance" and "Hazardous Material" in the CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, as amended, 15 U.S.C. Section 2601, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et seq., the Clean Water Act, as amended, 42 U.S.C. Section 1251, et seq., the Clean Air Act, as amended, 42 U.S.C.
         Section 7401, et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, et seq. (insofar as it relates to employee health and safety in relation to exposure to Hazardous Substances) and any other local, state, federal or foreign laws or regulations related to the protection of public health or the environment (collectively, "Hazardous Substances Laws"); (2) such other substances, materials, pollutants, contaminants or wastes as are or become regulated under or are classified as hazardous or toxic under any Hazardous Substances Laws; and (3) any materials, pollutants, contaminants, wastes or substances that can be defined as (A) petroleum products or wastes; (B) asbestos; (C) polychlorinated biphenyl; (D) flammable or explosive; (E) radioactive; or (F) toxic.

                  (j) To the Knowledge of the Company, the Company and its Subsidiaries have obtained, and are in substantial compliance with, all permits necessary for their current activities and operations under any and all Hazardous Substances Laws.

                  (k) Neither the Company nor any of its Subsidiaries have paid since January 1, 2002 any civil or criminal fines, penalties, judgments or other amounts in excess of $5,000 relating to alleged failure to comply with Hazardous Substances Laws.

                  (l) To the Knowledge of the Company, no polychlorinated biphenyls or substances containing polychlorinated biphenyls ("PCBs"), nor any asbestos or materials containing asbestos are present in the structures or equipment utilized by the Company or its Subsidiaries, and, to the Knowledge of the Company, any such PCBs or asbestos previously present in or on such structures or equipment that were removed by the Company or its Subsidiaries were disposed of in accordance with all Hazardous Substances Laws.

                  (m) The Company has not received any notice since January 1, 2002 from any Governmental Entity that the Company, its Subsidiaries, their activities or operations, the Property or any condition existing thereon violates any Hazardous Substances Laws applicable to the Property in any material respect, which condition remains uncured.

                  (n) There is no litigation pending or, to the best of the Company's Knowledge, threatened against the Property that would, if adversely determined, have a Material Adverse Effect.

                  (o) The chief executive officer of the Company has evidence that a general contractor was used in connection with the construction of at least 90 of the Properties.

         3.12 COMPLIANCE WITH LAWS.

                  (a) The Company and its Subsidiaries are in compliance with all laws and ordinances and all governmental rules and regulations to which they are subject, except where the failure to comply with such laws, ordinances, rules and regulations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not received notice of any material violation or alleged violation of, and are subject to no material liability (whether accrued, absolute, contingent, direct or indirect) for any past or continuing violation of any laws. All material reports, registrations and returns required to be filed by the Company and its Subsidiaries with any Governmental Entity have been filed, and were accurate and complete in all material respects when filed.

                  (b) The Company and its Subsidiaries receive payment under state Medicaid Waiver Programs and are "providers" under certain agreements with state Medicaid Waiver Programs through applicable state agencies. There is no pending, nor, to the Knowledge of the Company, threatened proceeding, recoupment action, vendor hold, stop payment, investigation or similar action under the Medicaid Waiver Programs involving the Company or any of its Subsidiaries. The Company and its Subsidiaries, their employees, agents, contractors and stockholders have not engaged since January 1,

         2002 in any activities which are prohibited under the federal anti-kickback statute, the Stark law, 42 U.S.C. Sections 1320a-7a, 1320a-7b or 1395nn, respectively, or the regulations promulgated thereunder, or related or similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including (i) knowingly and willfully making or causing to be made any false statement or representation of a fact in any application for any benefit or payment; (ii) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; or (iii) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to receive such remuneration in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by the Medicaid Waiver Programs, or in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility service, or item for which payment may be made in whole or in part by the Medicaid Waiver Programs. The Company and its Subsidiaries, and their employees and agents, have conducted the Company's and its Subsidiaries' business in substantial compliance with the requirements of the Medicaid Waiver Programs, insofar as applicable, and of the applicable state law. The Company and its Subsidiaries make no representation or warranty under this Section 3.12 as to their compliance with laws, ordinances, regulations or rules regulating environmental matters, Company Permits, tax matters and benefit plans and arrangements (which representations and warranties are limited to those set forth in Sections 3.11, 3.13, 3.14 and 3.16, respectively).

         3.13 COMPANY PERMITS. The Company and its Subsidiaries hold all of the permits, licenses, variances, exemptions, orders, franchises, authorizations, rights, registrations, certifications, accreditations and approvals of Governmental Entities (collectively, the "Company Permits") that are necessary for the lawful conduct of the businesses of the Company and its Subsidiaries, except for any such Company Permit the failure of which to have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Set forth on Schedule 3.13 is a complete and accurate list of all of the principal operating Company Permits that are required to operate an assisted living facility (i.e., other than incidental Company Permits such as those for food service, fire extinguishers and fire suppression systems). All Company Permits are in full force and effect as of the date of this Agreement. The Company and its Subsidiaries are in substantial compliance with the terms of all Company Permits. Since January 1, 2002, none of the Company or any of its Subsidiaries has received any notice of any action pending or, to the Knowledge of the Company, threatened by any Governmental Entities to revoke, withdraw, modify, restrict or suspend any Company Permit or fine the Company or any of its Subsidiaries, and no event has occurred which, with or without the giving of notice, the passage of time, or both, has resulted in, or could reasonably be expected to result in, a revocation, withdrawal, modification, restriction or suspension of any Company Permit or imposition of a fine against the Company or any of its Subsidiaries, except for any such events that have not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries make no representations or warranties under this Section 3.13 as to permits or licenses relating to environmental matters, which representations and warranties are limited to those set forth in Section 3.11.

         3.14 TAX MATTERS. With respect to the Company and its Subsidiaries: (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings required to be filed on or before the Closing Date by the Company (the "Tax Returns") with respect to any Taxes have been timely filed, and were accurate and complete in all material respects when filed, with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, except where the failure to so file would not have a Material Adverse Effect; (b) all Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid, except for Taxes as set forth on the Company's balance sheet dated as of the Report Date or which are not yet due and payable; (c) none of the forgoing Tax Returns contain any position which is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign Tax law); (d) no Tax deficiencies have been proposed or assessed by any Tax authority against the Company or any of its Subsidiaries, except where such deficiencies would not have a Material Adverse Effect; (e) neither the Company nor any of its Subsidiaries are liable for any Taxes of any other Person other than the Company and its Subsidiaries; (f) the Company has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any income Tax; (g) the Company is not a party to any income Tax allocation or sharing agreement; and (h) there are no requests for rulings in respect of any income Tax pending between the Company and any Tax authority.

         3.15 LITIGATION. As of the date of this Agreement, there are no actions, lawsuits, claims, proceedings, investigations or inquiries, whether civil, criminal or administrative ("Litigation"), pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, their respective businesses or any of their assets, or, to the Knowledge of the Company and if and to the extent that the Company is, through indemnity or otherwise, liable therefor, any of the Company's current or former directors or officers or any other Person whom the Company has agreed to indemnify, as such, in such amounts as, individually or in the aggregate, would have a Material Adverse Effect. As of the date of this Agreement, there is no Litigation pending or, to the Knowledge of the Company, threatened, against the Company by any Person that questions the legality, validity or propriety of this Agreement or the Merger. There are no outstanding orders, judgments, injunctions, awards, or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of their properties, assets or businesses, or, to the Knowledge of the Company, any of the Company's current or former directors or officers or any other Person whom the Company has agreed to indemnify, as such, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         3.16 BENEFIT PLANS AND ARRANGEMENTS.

                  (a) Schedule 3.16 lists all employee benefit plans (within the meaning of Section 3(3) of ERISA), and other material similar funds, policies, arrangements, practices and programs, including individual agreements (individually, a "Benefit Plan," and collectively, the "Benefit Plans"), which are established, contributed to or maintained by the Company and/or one or more of its Benefits Affiliates (as defined in the following sentence) for the benefit of any of their current or former employees or directors of the Company. The term "Benefits Affiliates" shall mean (i) any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code), which includes the Company, (ii) any trade or business (whether or not incorporated) that is under common control (as defined is section 414(c) of the Code) with the Company, (iii) any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in section 414(m) of the Code), which includes the Company and (iv) any other entity required to be aggregated with the Company pursuant to the regulations issued under Section 414(o) of the Code.

                  (b) The Company has made available to the Acquiring Companies true, correct and complete copies of: (i) all documents embodying each Benefit Plan, including all amendments thereto, (ii) the most recent annual report (Form Series 5500) filed with respect to each Benefit Plan for which such filing is required, including all schedules and other attachments thereto, and (iii) the most recent actuarial valuation for each Benefit Plan which is subject to the minimum funding requirements of section 412 of the Code.

                  (c) With respect to all such Benefit Plans, the Company has made (or, as of the Closing Date, will make) all contributions thereto which it has accrued on its Financial Statements as a liability.

                  (d) The Benefit Plans and provisions thereof, the trusts created thereby, the operation of the Benefit Plans and the actions of any fiduciaries with respect to the Benefit Plans are (and since January 1, 2002 have been) in material compliance with, and conform (and since January 1, 2002 have conformed) in all material respects to, the requirements of applicable provisions of the Code, ERISA and other applicable statutes and governmental rules and regulations, and each Benefit Plan has been administered in accordance with its terms.

                  (e) Neither the Company nor any Benefits Affiliate has any material plan termination or withdrawal liability with respect to any Benefit Plan that is (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a plan subject to the requirements of Code
         Section 412 or 4971, or (iii) a multiemployer pension plan, as that term is defined in sections 4001(a)(3) and 3(37) of ERISA; and if any such plan were to be terminated as of the Closing Date, no assets of the Company or any Benefits Affiliate would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under the Code or ERISA; and no "reportable event" (as defined in Section 4043 of ERISA) or an event described in
         Section 4062 or 4063 of ERISA has occurred with respect to any such plan; and no such plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived.

                  (f) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deductions and (ii) any Welfare Plan that is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies, and has complied since January 1, 2002, in all material respects with the requirements of Part 6 of Title I of ERISA and Section 4980B of the Code.

                  (g) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened with respect to any Benefit Plan or against the assets of any Benefit Plan.

                  (h) Each Benefit Plan which is intended to be a qualified plan under Code Section 401(a) has received a determination letter that takes into account the so-called "GUST" amendments.

                  (i) Other than as may be required under Sections 601 through 609 of ERISA or under any applicable state continuation law, neither the Company, any Benefits Affiliate or any Benefit Plan provides, or has any obligation to provide, or contribute toward the cost of, post-retirement welfare benefits with respect to any employees, including post-retirement medical, dental, prescription drug, life insurance, severance or any other similar benefit, whether provided on an insured or self-insured basis.

                  (j) Except as provided in Section 1.10, the consummation of the transactions contemplated by this Agreement will not (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee or director, (ii) increase the amount of any benefit otherwise payable under any Benefit Plan or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                  (k) Neither the Company nor any Benefits Affiliate are parties to any contract, agreement or arrangement which provides for the payment of compensation for which such entities would not be entitled to claim a deduction for federal income tax purposes through the operation of Sections 162(m) or 280G or any other provision of the Code.

                  (l) Neither the Company nor any Benefits Affiliate have been involved in any transaction that could cause the Company or any current Benefits Affiliate to be subject to any liability under section 4069 or 4212(c) of ERISA.

         3.17 SECURITY INTERESTS. Schedule 3.17 accurately sets forth all security interests or liens to which the Company's assets are subject.

         3.18 LABOR. The Company is not a party to, or otherwise bound by, any collective bargaining agreement. Since January 1, 2002, the Company has not experienced any strikes or been engaged in any disputes regarding collective bargaining or unfair labor practices.

         3.19 BOARD RECOMMENDATION. The board of directors of the Company, at a meeting duly called and held on November 4, 2004, has, upon the recommendation of a special committee (the "Special Committee") formed for the purpose of representing the Company in connection with the possible transactions contemplated hereby and any alternatives thereto, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and the Stockholders and has approved the same and (ii) resolved to recommend that the Stockholders adopt this Agreement and approve the Merger.

         3.20 OPINION OF FINANCIAL ADVISOR. The board of directors of the Company has received the opinion of Jefferies & Company, Inc., dated November 4, 2004, to the effect that, as of such date, the Per Share Merger Consideration to be received by the Stockholders pursuant to this Agreement is fair from a financial point of view to such Stockholders, and such opinion has not been withdrawn or materially and adversely modified since its issuance.

         3.21 BROKERS OR FINDERS. The Company represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for Jefferies & Company, Inc., whose fees and expenses shall, prior to the Closing Date, be paid by the Company in accordance with the Company's agreements with such firm or accrued on the books and records of the Company.

         3.22 INAPPLICABILITY OF ANTI-TAKEOVER DEFENSE PROVISIONS. Subject to the accuracy of the representation of the Acquiring Companies set forth in
Section 2.6, the Company's board of directors has taken all such actions as may be necessary to ensure that, as of the date of this Agreement and at all times on or prior to the Effective Time, Sections 78.411 through 78.444 of the Nevada Act, as well as any other anti-takeover defense provisions contained in the Company's articles of incorporation or bylaws or the Nevada Act are, and shall be, inapplicable to this Agreement and to the Merger.

         3.23 RIGHTS AGREEMENT. Neither the execution nor the delivery of this Agreement nor the consummation of the Merger will result in a "Distribution Date" (as defined in the Rights Agreement). The Company has irrevocably taken all actions necessary to make the Rights inapplicable to this Agreement and the Merger.

                                    ARTICLE 4
                              PRE-CLOSING COVENANTS

         The Parties agree as follows with respect to the period from the date of this Agreement through the Closing:

         4.1 NOTICES AND CONSENTS. The Parties agree to work together in a cost effective and expeditious manner to give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of the Stockholders and Governmental Entities in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its commercially reasonable efforts to obtain a waiver from the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary in connection therewith.

         4.2 RESPONSIBILITY OF ACQUIRING COMPANIES IN CONNECTION WITH ANTITRUST MATTERS. In addition to their other obligations pursuant to this Article 4, the Acquiring Companies, jointly and severally, covenant and agree that, in the event early termination of the waiting period is not granted under the Hart-Scott-Rodino Act, or the waiting period under such Act does not expire without extension, or in any respect the Merger is challenged by the Federal Trade Commission or the Antitrust Division of the United States Department of Justice, then in such event, the Acquiring Companies shall take commercially reasonable actions to permit the Merger to be consummated as promptly as is possible without challenge by any such authority.

         4.3 CONDUCT OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES. Except as required by this Agreement or with the prior written consent of the Buyer (which shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and shall use its commercially reasonable efforts, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to, (i) preserve intact the business organization of the Company and each of the Subsidiaries, (ii) use, operate, maintain and repair all of its Property, Tangible Property, buildings, improvements and other assets in a normal business manner consistent with past practices, (iii) keep available the services of its and their present officers and key employees, (iv) preserve the goodwill of those having business relationships with the Company and/or its Subsidiaries and (v) conduct the business with suppliers, customers, creditors and others having business relationships with the Company and/or its Subsidiaries in a manner which the board of directors of the Company determines, in good faith, is in the best interests of the Company and/or its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise required or contemplated by this Agreement or set forth in Schedule 4.3, the Company shall not, and shall not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of the Buyer (which shall not be unreasonably withheld, delayed or conditioned):

                  (a) adopt any amendment to its articles of incorporation or bylaws or comparable organizational documents;

                  (b) issue, reissue or sell or authorize the issuance, reissuance or sale of additional shares of capital stock of any class, or shares convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible shares or capital stock, other than the issuance of Shares pursuant to Stock Options outstanding on the date of this Agreement;

                  (c) declare, set aside or pay any dividend or other distribution (whether in cash, shares, or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any wholly-owned Subsidiary of the Company;

                  (d) except as contemplated by Section 1.10, split, combine, subdivide, reclassify or directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other shares or liquidate in whole or in part;

                  (e) except for (A) increases in salary, wages and benefits of non-executive officers or employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (B) increases in salary, wages and benefits granted to officers and employees of the Company or its Subsidiaries in conjunction with new hires in the ordinary course of business consistent with past practice, or (C) increases in salary, wages and benefits to employees of the Company or its Subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice, (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of its Subsidiaries), (ii) pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units),
         (iii) grant any severance or termination pay to directors, officers or other employees (except pursuant to existing agreements, plans or policies and as required by such agreements, plans or policies), (iv) enter into or modify any employment or severance agreement with any director, officer or other key employee of the Company or any of its Subsidiaries or (v) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock or Benefit Plans for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable laws or regulations or as contemplated by Section 1.10;

                  (f) (i) sell, lease, transfer or assign any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusuable property; (ii) enter into any Contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) that involves (A) consideration or other expenditure in excess of $100,000, (B) consideration or other expenditure in excess of $30,000 annually and are not terminable at the will of the Company within three years without penalty, or (C) the referral of residents to or by the Company; (iii) accelerate, terminate, modify in any material respect, or cancel any Contract (other than purchase and sales orders and other than in the ordinary course of business in accordance with past practice) that involves (A) consideration or other expenditure in excess of $100,000, (B) consideration or other expenditure in excess of $30,000 annually and are not terminable at the will of the Company within three years without penalty, or (C) the referral of residents to or by the Company;
         (iv) make any capital expenditure (or series of related capital expenditures) in excess of $1.5 million (unless such expenditure is identified in the current business plan of the Company as disclosed to the Acquiring Companies) or that is outside the ordinary course of business; (v) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business; (vi) cancel, compromise, waive or release any right or claim (or series of related rights and claims) not covered by the reserves or accruals relating to such claim in the Company's balance sheet dated the Report Date in excess of $50,000 or that is outside the ordinary course of business; or (vii) enter into any contract or agreement with any Affiliate of the Company except for transactions in the ordinary course of business upon commercially reasonable terms;

                  (g) (i) incur or assume any long-term debt or incur or assume any short-term debt, except that the Company and its Subsidiaries may incur or assume debt in the ordinary course of business consistent with past practice under existing lines of credit; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) enter into, assume or modify any leases or management contracts; or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, including officers and directors of the Company or any Subsidiary of the Company, except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company; or

                  (h) agree in writing or otherwise to take any of the foregoing actions.

         4.4 ACCESS. Upon reasonable advance notice, the Company shall permit representatives of the Buyer to have access at reasonable times during normal business hours, and in a manner so as not to interfere with the normal business operations of the Company, to the Company's or any of its Subsidiaries' premises, properties, personnel, books, records (including Tax records), contracts and documents.

         4.5 CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement, dated as of July 7, 2004, as amended, between the Buyer and the Company (the "Confidentiality Agreement") shall be deemed amended by the execution of this Agreement to allow the Acquiring Companies to disclose the terms and conditions and other facts with respect to the Merger and the Evaluation Material (as defined in the Confidentiality Agreement) to (i) any Governmental Entities whose approval or consent is necessary or advisable in connection with this Agreement and/or the Merger and (ii) any representatives, agents or employees of the Acquiring Companies who need to know such information for purposes of preparing for the operation of the Company following consummation of the Merger, subject to the recipients' confidentiality agreements, where appropriate. Except for the foregoing amendments, the Confidentiality Agreement shall remain in full force and shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby or hereby.

         4.6 FURTHER ACTIONS. The Parties agree to use their commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Merger by the Closing Date; notwithstanding the foregoing, nothing set forth in this Section 4.6 shall diminish in any respect the Acquiring Companies' obligations under Section 4.2 above.

         4.7 NO SOLICITATION.

                  (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with
         Article 7 (and the payments, if any, required to be made in connection with such termination pursuant to Section 4.8(b) have been made), the Company will not, and will not direct, authorize or permit any of its officers, directors, employees, consultants, representatives and other agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, the "Representatives"), to, directly or indirectly, (i) initiate, solicit, encourage or facilitate any prospective purchaser or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations with, or furnish or disclose any nonpublic information to, any Person or group of Persons (other than the Acquiring Companies) in connection with any Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or (iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. Notwithstanding anything in this
         Section 4.7 to the contrary, the Company may furnish or disclose nonpublic information to its lessors and lenders, in their capacity as such.

                  (b) Notwithstanding anything to the contrary contained in
         Section 4.7(a), if at any time prior to obtaining Stockholder Approval,
         (i) the Company and its Representatives have otherwise complied with the obligations under this Section 4.7(b) and the Company has received an unsolicited written Acquisition Proposal from a third party that the board of directors of the Company or the Special Committee believes in good faith to be bona fide, (ii) the board of directors of the Company or the Special Committee determines in good faith, after consultation with its outside legal counsel and after taking into account the advice of its independent financial advisors that (A) the Person or group of Persons submitting such Acquisition Proposal is reasonably capable of consummating such Acquisition Proposal taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and (B) that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with its outside legal counsel, the board of directors of the Company or the Special Committee determines in good faith that taking such action is necessary for the board of directors of the Company or the Special Committee to comply with its fiduciary duties under applicable law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person or group of Persons making such Acquisition Proposal and (y) participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that prior to furnishing any such information or participating in any such discussions or negotiations, (1) the Company provides written notice to the Buyer of the identity of the Person or group of Persons making such Acquisition Proposal and the material terms and conditions thereof and the Company receives from such Person or group of Persons an executed confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, dated as of July 7, 2004, as amended, between the Buyer and the Company, and (2) the Company furnishes such information to the Buyer (to the extent such information has not been previously delivered or made available by the Company to the Buyer).

                  (c) Nothing contained in this Section 4.7 shall prohibit the Company or the board of directors of the Company from taking and disclosing to the Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure if, in the good faith judgment of the board of directors of the Company, after consultation with its outside legal counsel, failure to do so would result in a violation of applicable law.

                  (d) Neither the board of directors of the Company nor any committee thereof shall, directly or indirectly, withdraw (or modify in a manner adverse to the Buyer and Alpha Acquisition), or propose to withdraw (or modify in a manner adverse to the Buyer and Alpha Acquisition), the approval, recommendation or declaration of advisability by such board of directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement (any such action being referred to as an "Adverse Recommendation Change"). Notwithstanding the foregoing, at any time prior to obtaining Stockholder Approval, the board of directors of the Company or any committee thereof may make an Adverse Recommendation Change if the members of such board of directors or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action is necessary to comply with its fiduciary duties under applicable law.

                  (e) Neither the board of directors of the Company nor any committee thereof shall, directly or indirectly, approve, adopt or recommend, or propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, an Acquisition Proposal. Notwithstanding the foregoing, the Company shall not be prohibited from entering into a definitive agreement with respect to an unsolicited, bona fide and written Acquisition Proposal that is submitted after the date of this Agreement and prior to obtaining Stockholder Approval by a third party if (i) the Company and its Representatives have otherwise complied with the obligations under this Section 4.7, (ii) the Company provides Buyer with written notice at least five Business Days prior to any meeting of the board of directors of the Company at which such board of directors will consider whether such Acquisition Proposal constitutes a Superior Proposal, during which five-Business Day period the Company shall cause its financial and legal advisors to negotiate in good faith with Buyer in an effort to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms, (iii) notwithstanding such negotiations and adjustments pursuant to clause
         (ii) above, the board of directors of the Company makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal, (iv) the board of directors of the Company determines in good faith, after having taken into account the advice of its outside legal counsel, that taking such action is necessary for the board of directors of the Company to comply with its fiduciary duties under applicable law, (v) the Company does not approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal at any time before the day that is the fifth Business Day after Buyer receives written notice from the Company stating that the board of directors of the Company has determined such Acquisition Proposal constitutes a Superior Proposal and (vi) on the date of the approval or recommendation of, or execution of a definitive agreement with respect to, any such Superior Proposal, the Company makes the payments required to be made pursuant to Section 4.8(b) (any such definitive agreement being referred to herein as a "Permitted Alternative Agreement").

                  (f) In addition to the obligations of the Company set forth in this Section 4.7, from and after the date hereof, the Company will (i) keep the Buyer generally informed on a reasonably prompt basis of the status of and material developments respecting any solicitations, inquiries, proposals and/or negotiations (including the identity of the Person making any such inquiry, solicitation or proposal and as to the material terms and price in respect of any Acquisition Proposal), (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof with copies of all written acquisition proposals sent or provided to the Company or its Representatives from any Person and
         (iii) provide the required notice to the Buyer of any intent to take any of the actions described in Section 4.7(e) or to terminate this Agreement pursuant to Section 7.1(c) or to enter into a Permitted Alternative Agreement (it being understood that the Company shall not be entitled to take any of the actions described in Section 4.7(e), or to terminate this Agreement in accordance with Section 7.1(c), unless and until it fully complies with Section 4.7(e)).

                  (g) The Company and its Representatives shall immediately cease any discussions or negotiations, if any, with any other parties that may be ongoing as of the date hereof with respect to any Acquisition Proposal. The Company shall, within five (5) Business Days after the date of this Agreement, request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company. The Company represents and warrants to the Acquiring Companies that neither the Company nor any of its Representatives has any agreement, arrangement or understanding in connection with any party's proposed acquisition of the Company that, directly or indirectly, would be violated or require any payments in the nature of a topping or break-up fee, expense reimbursement or the like by reason of the execution of this Agreement and/or consummation of the Merger.

         4.8 FEES AND EXPENSES.

                  (a) Except as otherwise provided in this Section 4.8, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

                  (b) If (i) the Company terminates this Agreement pursuant to
         Section 7.1(c), (ii) the Buyer terminates this Agreement pursuant to
         Section 7.1(d), (iii) the Buyer terminates this Agreement pursuant to
         Section 7.1(f) or (iv) the Company or the Buyer terminate this Agreement pursuant to Sections 7.1(b) or 7.1(i) and in the case of such a termination pursuant to Sections 7.1(b) or 7.1(i) (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the Stockholders generally and (B) prior to the twelve month anniversary of such termination, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an

         Acquisition Proposal is consummated, then the Company shall, in the case of clause (i), as provided in Section 4.7(e)(vi), in the case of clauses (ii) or (iii), not later than one Business Day following such termination, or in the case of clause (iv) not later than one Business Day following the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal prior to the twelve month anniversary of such termination, as applicable, (I) reimburse the Buyer in immediately available funds for the documented out-of-pocket fees and expenses (but in no event greater than $2,000,000) incurred by the Buyer in connection with this Agreement, the transactions contemplated hereby and any related financing and (II) in the case of clauses (i), (ii) or (iv), pay to the Buyer in immediately available funds an amount equal to $6,000,000. The Company acknowledges that the agreements contained in this Section 4.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Buyer and Alpha Acquisition would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 4.8(b), and, in order to obtain such payment, the Buyer commences a suit which results in a judgment against the Company for the fee set forth in this Section 4.8(b), the Company shall pay to the Buyer its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as set forth in the Midwest Edition of The Wall Street Journal in effect on the date such payment was required to be made.

                  (c) If the Company terminates this Agreement pursuant to
         Section 7.1(e), then the Buyer shall, not later than one Business Day following such termination, reimburse the Company in immediately available funds for the documented out-of-pocket fees and expenses (but in no event greater than $2,000,000) incurred by the Company in connection with this Agreement and the transactions contemplated hereby. The Acquiring Companies acknowledge that the agreements contained in this Section 4.8(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if the Buyer fails to pay the amount due pursuant to this
         Section 4.8(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against the Buyer for the fee set forth in this Section 4.8(c), the Buyer shall pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as set forth in the Midwest Edition of The Wall Street Journal in effect on the date such payment was required to be made.

                                   ARTICLE 5
                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following the
Closing:

         5.1 EMPLOYEE BENEFIT PLANS AND PRACTICES.

                  (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall honor in accordance with their terms all of the existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants that are set forth on Schedule 5.1(a).

                  (b) Until the first anniversary of the Effective Time, the Surviving Corporation shall not materially and adversely alter the benefits (including health benefits, severance policies and general employment policies and procedures) that are available to employees of the Company and its Subsidiaries on the date hereof (other than modifications to any employee benefit plans in the ordinary course of business consistent with past practice and other than with respect to any equity-based compensation). Nothing in this Section 5.1(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by applicable law.

                  (c) To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation and its Subsidiaries in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual (but not benefit accrual in any defined benefit pension plan) including, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan.

                  (d) This Section 5.1 shall survive the consummation of the Merger at the Effective Time and shall continue without limit except as expressly set forth herein.

         5.2 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

                  (a) All rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees and agents of the Company and its Subsidiaries (the "Indemnitees") as provided in their respective charters and/or bylaws (or similar organizational documents) or in any indemnification agreement as of the date of this Agreement, shall survive the Merger and, for a period of six years from the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable law or each Indemnitee affected thereby otherwise consents in writing thereto. Without limiting the generality of the foregoing, from and after the Closing Date, the Surviving Corporation shall indemnify and hold harmless each Indemnitee against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnitee is or was an officer, director, employee or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Each Indemnity shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnitee of a request thereof; provided, however, that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such a Person is not entitled to indemnification. If any claim or claims are asserted or made as to matters subject to the foregoing indemnity provisions within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition thereof. The Buyer shall take all commercially reasonable steps necessary to assure compliance with the foregoing covenants.

                  (b) For a period of six years after the Effective Time, the Surviving Corporation shall, and the Buyer shall (in the event of a failure by the Surviving Corporation to do so), maintain, at no expense to the beneficiaries thereof, the current policies of officers' and directors' liability insurance and fiduciary liability insurance in respect of acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of $1,050,000 (such $1,050,000 the "Maximum Premium"). If the Company's existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation or the Buyer, as the case may be, shall obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnitees than the Company's existing directors' and officers' liability insurance, covering Indemnitees who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies.

                  (c) In the event that the Buyer or the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.2, and Buyer shall cause such Person to assume such obligations.

                  (d) This Section 5.2, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Indemnitees, each of whom are intended third-party beneficiaries and may enforce the provisions of this Section 5.2.

         5.3 NO STOCKHOLDERS LIABILITY. No actions taken by the Acquiring Companies, whether in connection with the financing of the transactions contemplated hereby or otherwise, will result in any liability or obligation on the part of the Stockholders, whether arising in connection with fraudulent conveyance laws or otherwise. This Section 5.3, which shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Stockholders, each of whom are intended third-party beneficiaries and may enforce the provisions of this Section 5.3.

                                   ARTICLE 6
                        CONDITIONS TO OBLIGATION TO CLOSE

         6.1 CONDITIONS TO OBLIGATION OF THE ACQUIRING COMPANIES. The obligation of the Acquiring Companies to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties set forth in Article 3 are true and correct as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, does not have, and would not be reasonably expected to have, a Material Adverse Effect;

                  (b) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (c) this Agreement and the Merger shall have been adopted and approved at a meeting of the Stockholders (or an adjournment thereof) by the holders of a majority of the Shares outstanding as of the record date for such meeting, or by the written consent of Stockholders having the same effect (the "Stockholder Approval");

                  (d) there shall have been no Material Adverse Change since June 30, 2004;

                  (e) no action, suit or proceeding before any Governmental Entity shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against the Acquiring Companies or the Company or any of their respective Affiliates, officers or directors (in such capacity) seeking to restrain, prevent or change the Merger, or questioning the validity or legality of the Merger, or seeking damages in connection with, or imposing any condition on, the Merger; provided, however, that neither of the following shall impede the Closing: (i) any such action, suit or proceeding by LTC Properties, Inc. or any of its Affiliates or (ii) any stockholder litigation arising from allegations of breach of fiduciary duty relating to this Agreement, except for such litigation set forth on Schedule A;

                  (f) the Company shall have received the resignations of all of its directors and the directors of all of its Subsidiaries in a form reasonably satisfactory to the Buyer or such directors shall have otherwise been removed;

                  (g) the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 6.1(a) through (f) is satisfied;

                  (h) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                  (i) the Parties shall have received (A) all authorizations, consents and approvals and (B) all material licenses, registrations, certifications and accreditations, in the case of each of clauses (A) and (B), of Governmental Entities (other than lenders under financing agreements) required in order to consummate the transaction contemplated by this Agreement or necessary for the lawful conduct of the business of the Company and its Subsidiaries upon consummation of the Merger; and

                  (j) all actions to be taken by the Company in connection with consummation of the transactions contemplated by this Agreement, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by this Agreement, shall have been reasonably satisfactory in form and substance to the Buyer.

The Acquiring Companies may waive any condition specified in this Section 6.1.

         6.2 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties set forth in Article 2 that are qualified as to materiality shall be true and correct, and the representations and warranties set forth in Article 2 that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date (provided that, to the extent that any such representation or warranty speaks as of a specified date, it need only be true and correct as of such specified date);

                  (b) the Acquiring Companies shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, and shall have paid the Merger Consideration to the Paying Agent as required hereunder;

                  (c) no action suit or proceeding before any Governmental Entity shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against the Acquiring Companies or the Company or any of their respective Affiliates, officers or directors (in such capacity) seeking to restrain, prevent or change the Merger, or questioning the validity or legality of the Merger, or seeking damages in connection with, or imposing any condition on, the Merger; provided, however, that neither of the following shall impede the Closing: (i) any such action, suit or proceeding by LTC Properties, Inc. or any of its Affiliates or (ii) any stockholder litigation arising from allegations of breach of fiduciary duty relating to this Agreement, except for such litigation set forth on Schedule A;

                  (d) the Acquiring Companies shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Sections 6.2(a) through (c) is satisfied;

                  (e) Stockholder Approval shall have been obtained;

                  (f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                  (g) the Parties shall have received all other authorizations, consents, and approvals of Governmental Entities referred to in Section 2.3, other than those the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and

                  (h) all actions to be taken by the Acquiring Companies in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall have been reasonably satisfactory in form and substance to the Company.

The Company may waive any condition specified in this Section 6.2.

                                   ARTICLE 7
                                  TERMINATION

         7.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                  (a) the Buyer and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing, in each case duly authorized by their respective board of directors;

                  (b) the Company or the Buyer may terminate this Agreement by giving written notice thereof to the other Party if the Stockholders' Meeting is held and the Company fails to obtain Stockholder Approval at such meeting (or any reconvened meeting after any adjournment thereof);

                  (c) the Company may, at any time prior to obtaining Stockholder Approval, terminate this Agreement if the board of directors of the Company shall have approved, adopted or recommended, or the Company shall have executed or entered into a definitive agreement with respect to, a Permitted Alternative Agreement in compliance with Section 4.7(e).

                  (d) The Buyer may terminate this Agreement if any of the following have occurred: (i) the Company or any of its Representatives violates in any material manner any of the provisions of Section 4.7;
         (ii) the Company enters into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal or Permitted Alternative Agreement; (iii) the board of directors of the Company or any committee thereof (A) shall have made an Adverse Recommendation Change, or publicly proposed to make an Adverse Recommendation Change, or shall have approved or recommended or publicly proposed to approve or recommend to the Stockholders an Acquisition Proposal or a Permitted Alternative Agreement or (B) fails to reaffirm publicly and unconditionally its recommendation to the Stockholders that they approve this Agreement and the Merger, which public reaffirmation must be made within ten (10) Business Days after the Buyer's written request to do so (which request may be made at any time that an Acquisition Proposal is pending and not withdrawn); or
         (iv) an Acquisition Proposal is publicly announced and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is announced.

                  (e) the Company may terminate this Agreement if prior to the Effective Time, there shall have occurred, on the part of the Acquiring Companies, a material breach of any representation, warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to the Buyer, except, in any case, such failures which are not reasonably like to adversely affect the ability of the Acquiring Companies to consummate the Merger;

                  (f) the Buyer may terminate this Agreement if prior to the Effective Time, there shall have occurred, on the part of the Company, a material breach of any representation, warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Buyer to the Company, except, in any case, such failures which are not reasonably like to adversely affect the Company's ability to consummate the Merger;

                  (g) the Company may terminate this Agreement if there has been a failure of satisfaction of a condition to the obligations of the Company set forth in Section 6.2 that has not been waived;

                  (h) the Buyer may terminate this Agreement if there has been a failure of satisfaction of a condition to the obligations of the Acquiring Companies set forth in Section 6.1 that has not been waived; and

                  (i) in the event the Closing shall not have occurred on or before February 28, 2005, either the Buyer or the Company may terminate this Agreement by giving written notice thereof to the other Party prior to Closing (unless the failure to close results primarily from the Party that elects to terminate because it has breached any covenant contained in this Agreement); provided, however, that the Buyer or the Company may elect to extend such date by no more than thirty (30) days if the condition set forth in Section 6.1(i) or Section 6.2(g), respectively, has not been satisfied by such date.

         7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.1 above, then this Agreement shall forthwith become void, and there shall be no further liability or obligation hereunder on the part of any party hereto or their respective Affiliates, officers, directors or stockholders; provided, however, that (i) Section 4.8, this Section 7.2, Article 8 and the confidentiality and other provisions contained in the Confidentiality Agreement shall each survive termination and (ii) no such termination shall release any Party from liability (which liability shall not be limited by Section 4.8) for a breach of any term or provision of this Agreement.

                                   ARTICLE 8
                                 MISCELLANEOUS

         8.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party; provided, however, that either Party may make any public disclosure that it believes in good faith is required by applicable law or any listing agreement concerning its publicly-traded securities (in which case such Party shall use commercially reasonable efforts to advise the other Party prior to making the disclosure and to limit its disclosures to those required under such applicable law or agreement). Notwithstanding the foregoing, the Company and the Acquiring Companies shall use commercially reasonable efforts to jointly draft all disclosures to employees of matters relating to the Merger.

         8.2 NO THIRD-PARTY BENEFICIARIES. Except as specifically provided in
Section 5.2 and Section 5.3, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         8.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         8.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, including, without limitation, facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         8.6 HEADINGS. The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the intended recipient as set forth below:

              If to the Company:    Assisted Living Concepts, Inc.
                                    1349 Empire Central, Suite 900
                                    Dallas, Texas 75247
                                    Attention: Special Committee of Board of
                                               Directors Mark Holliday, Chairman

              Copy to:             Andrews Kurth LLP
                                   600 Travis, Suite 4200
                                   Houston, Texas 77002
                                   Attention: Roy Bertolatus

              If to an Acquiring
              Company:             Extendicare Health Services, Inc.
                                   111 West Michigan Street
                                   Milwaukee, Wisconsin 53203
                                   Attention: Chief Financial Officer

              Copy to:             Foley & Lardner LLP
                                   777 East Wisconsin Avenue
                                   Milwaukee, Wisconsin 53202-5306
                                   Attention: Russell E. Ryba

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         8.8 TERMINATION OF COMPANY'S REPRESENTATIONS. All representations and warranties made by the Company pursuant to this Agreement shall terminate as of the Effective Time or upon the termination and abandonment of this Agreement pursuant to Section 7.1, as the case may be; and neither the Company, nor any of its officers or directors, shall have any liability hereunder to the Acquiring Companies or their stockholders, directors or officers in respect thereof from and after the Effective Time.

         8.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

         8.10 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties; provided, however, that, after Stockholder Approval is obtained, no term or condition contained in this Agreement shall be amended or modified in any manner that by law requires further approval by the Stockholders without so obtaining such further Stockholder Approval.

         8.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         8.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including, without limitation".

         8.13 FURTHER ASSURANCES. Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practical the transactions contemplated by this Agreement, to obtain in a timely manner all waivers, consents and approvals required by this Agreement and to effect all necessary registrations and filings and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                  BUYER:

                                  EXTENDICARE HEALTH SERVICES, INC.

                                  By: /s/ Melvin A. Rhinelander
                                      ------------------------------------------
                                  Name:   Melvin A. Rhinelander
                                  Title:  Chairman and Chief Executive Officer

                                  ALPHA ACQUISITION:

                                  ALPHA ACQUISITION, INC.

                                  By: /s/ Melvin A. Rhinelander
                                      ------------------------------------------
                                  Name:   Melvin A. Rhinelander
                                  Title:  Chairman and Chief Executive Officer

                                  COMPANY:

                                  ASSISTED LIVING CONCEPTS, INC.

                                  By: /s/ Steven Vick
                                       -----------------------------------------
                                  Name:   Steven Vick
                                  Title:  President and CEO

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                                     ANNEX A

                                   Definitions

         "Acquiring Company" / "Acquiring Companies" has the meaning set forth in the preface above.

         "Acquisition Proposal" means any inquiry, proposal or offer received after the date of this Agreement from any Person or group of Persons relating to
(i) any direct or indirect acquisition or purchase of assets of the Company or any of its Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 10% or more of the outstanding Shares, or 20% or more of any class of equity securities of any Material Subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 10% or more of the outstanding Shares or 20% or more of any class of equity securities of any Material Subsidiary, (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Material Subsidiary or (iv) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to the Buyer of the transactions contemplated hereby; other than, in each case, the transactions contemplated by this Agreement.

         "Adverse Recommendation Change" has the meaning set forth in Section 4.7(d) above.

         "Affiliates" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

         "Agreement" has the meaning set forth in the preface above.

         "Alpha Acquisition" has the meaning set forth in the preface above.

         "Articles of Merger" has the meaning set forth in the Section 1.3 above.

         "Benefits Affiliate" has the meaning set forth in Section 3.16 above.

         "Benefit Plan" / "Benefit Plans" has the meaning set forth in Section
3.16 above.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in the State of Nevada are authorized or required by law to be closed.

         "Buyer" has the meaning set forth in the preface above.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

         "Certificate" / "Certificates" has the meaning set forth in Section 1.5(d) above.

         "Closing" has the meaning set forth in Section 1.2 above.

         "Closing Date" has the meaning set forth in Section 1.2 above.

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         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preface above.

         "Company Disclosure Schedules" has the meaning set forth in the preface to Article 3 above.

         "Company Permits" has the meaning set forth in Section 3.13 above.

         "Company SEC Documents" has the meaning set forth in Section 3.9 above.

         "Confidentiality Agreement" has the meaning set forth in Section 4.5 above.

         "Contract" / "Contracts" means all of the contracts, agreements and obligations, written or oral, to which the Company or its Subsidiaries are a party or by which the Company or its Subsidiaries or any of their respective assets are bound, including any loan, bond, mortgage, indenture, lease instrument, franchise, license or supplier, vendor or employment agreement.

         "Dissenting Shares" has the meaning set forth in Section 1.5(c) above.

         "Effective Time" has the meaning set forth in Section 1.3 above.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" has the meaning set forth in Section 1.11(a)(i) above.

         "Financial Statements" has the meaning set forth in Section 3.8(a) above.

         "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

         "Governmental Entity" / "Governmental Entities" means any court, tribunal, judicial body, arbitrator, stock exchange, administrative or regulatory agency, self-regulatory organization, regulatory body or commission or other governmental or quasi-governmental authority or instrumentality, whether local, state or federal, domestic or foreign.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Substances" has the meaning set forth in Section 3.11(i) above.

         "Hazardous Substances Laws" has the meaning set forth in Section 3.11(i) above.

         "Indemnitees" has the meaning set forth in Section 5.2(a) above.

         "Knowledge" when applied to the Company means the actual knowledge of Steven Vick, Edward Barnes and/or Linda Martin, after reasonable inquiry.

         "Leased Real Property" has the meaning set forth in Section 3.11(b) above.

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         "Leases" has the meaning set forth in Section 3.11(f) above.

         "Litigation" has the meaning set forth in Section 3.15 above.

         "LTC Leases" means those certain Leases pursuant to which LTC Properties, Inc., or one of its Affiliates, is the lessor of the Leased Real Property.

         "Material Adverse Change" means any change in or effect on the business, results of operations, assets, financial condition or liabilities of the Company or any of the Subsidiaries of the Company that in the aggregate equals or exceeds 5% of the aggregate amount of the Merger Consideration.

         "Material Adverse Effect" means any change in or effect on the business, results of operations, assets, financial condition or liabilities of the Company or any of the Subsidiaries of the Company that is materially adverse to the Company and its Subsidiaries taken as a whole; provided, however, that any change or effect resulting from, or directly relating to, any of the following shall not be taken into account in making any such determination and shall not be deemed to constitute or give rise to a Material Adverse Effect: (i) any change or changes in general economic conditions or local, regional or national industry conditions (including, without limitation, changes in applicable laws or regulations, and changes in financial or market conditions);
(ii) in and of itself, any change in the market price or trading volume of the Shares; (iii) in and of itself, a failure by the Company to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) during the period prior to the Closing Date; (iv) the taking of any action required by this Agreement or to which the Buyer has given its written consent; (v) any changes or effects to the extent primarily attributable to the fact that Echo is the Buyer; (vi) any changes or effects resulting from the actions of the Buyer or any of its Subsidiaries; (vii) any stockholder litigation arising from allegations of breach of fiduciary duty relating to this Agreement, except for such litigation set forth on Schedule A;
(viii) any acts of war or terrorism; (ix) changes in GAAP; or (x) any event or matter having a change in or effect on the LTC Leases (including, without limitation, any declaration or threat of declaring an event of default under the LTC Leases) or any Litigation pending or threatened in connection with the LTC Leases that directly results from the execution of this Agreement or the consummation of the Merger; in the case of each of (i), (viii) and (ix), that do not disproportionately affect the Company or its Subsidiaries.

         "Material Subsidiary" means any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

         "Maximum Premium" has the meaning set forth in Section 5.2(b) above.

         "Medicaid Waiver Programs" has the meaning set forth in Section 2.3 above.

         "Merger" has the meaning set forth in the recitals above.

         "Merger Consideration" has the meaning set forth in Section 1.5(b) above.

         "Merger Fund" has the meaning set forth in Section 1.9(a) above.

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         "Nevada Act" has the meaning set forth in the recitals above.

         "Option Holder" / "Option Holders" means the holders, or individually a holder, of Stock Options, together with their successors and assigns.

         "Owned Real Property" has the meaning set forth in Section 3.11(a) above.

         "Party" / "Parties" has the meaning set forth in the preface above.

         "Paying Agent" has the meaning set forth in Section 1.9(a) above.

         "PCBs" has the meaning set forth in Section 3.11(l) above.

         "Permitted Alternative Agreement" has the meaning set forth in Section 4.7(e) above.

         "Permitted Liens" has the meaning set forth in Section 3.11(h) above.

         "Per Share Merger Consideration" has the meaning set forth in Section 1.5(b) above.

         "Person" shall mean any natural person, firm, partnership, limited liability company, joint venture, business trust, trust, association, corporation, company, unincorporated entity or other entity.

         "Policy" / "Policies" has the meaning set forth in Section 3.7 above.

         "Property" has the meaning set forth in Section 3.11(b) above.

         "Proxy Statement" has the meaning set forth in Section 1.11(a)(i) above.

         "Report Date" has the meaning set forth in Section 3.8(a) above.

         "Representatives" has the meaning set forth in Section 4.7(a) above.

         "Rights" means rights under the Rights Agreement.

         "Rights Agreement" means the Rights Agreement, dated October 1, 2004, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

         "SEC" means the Securities and Exchange Commission.

         "Share" / "Shares" means the shares, or individually a share, of common stock, par value $.01 per share, of the Company.

         "Special Committee" has the meaning set forth in Section 3.19 above.

         "Stockholders" means the holders of Shares, together with their successors and assigns.

         "Stockholder Approval" has the meaning set forth in Section 6.1 above.

         "Stockholders' Meeting" has the meaning set forth in Section 1.11(a)(ii) above.

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         "Stock Options" means outstanding options to acquire Shares under the
Stock Plan.

         "Stock Plan" means the Company's 2002 Incentive Award Plan, as amended to date.

         "Subsidiary" / "Subsidiaries" means with respect to any party, any Person (A) of which such party or any other Subsidiary of such party is a general partner, (B) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is held by such party or by one or more of its Subsidiaries or (C) of which at least 50% of the equity interests (or economic equivalent) of such Person are, directly or indirectly, owned or controlled by such party or by one or more of its Subsidiaries.

         "Superior Proposal" means a bona fide written Acquisition Proposal to acquire all of the issued and outstanding Shares or all or substantially all of the properties and assets of the Company that the board of directors of the Company or the Special Committee in good faith determines, after consultation with its outside legal counsel and after taking into account the advice of its independent financial advisor and all of the terms and conditions of such Acquisition Proposal (including, without limitation, any expense reimbursement provisions, termination fees and conditions), (A) would, if consummated, result in a transaction that is more favorable to the Stockholders entitled to receive the Merger Consideration hereunder (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby and (B) is capable of being, and is reasonably likely to be, completed without undue delay.

         "Surviving Corporation" has the meaning set forth in the Section 1.1 above.

         "Tangible Property" has the meaning set forth in Section 3.11(c) above.

         "Tax" means any federal, state, county, local, territorial, provincial or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers' compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition, whether or not disputed.

         "Tax Returns" has the meaning set forth in Section 3.14 above.

         "Voting Debt" has the meaning set forth in Section 3.5 above.

         "Welfare Plan" has the meaning set forth in Section 3.16(f) above.

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